Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-155638) of our reports dated August 29, 2013, with respect to the consolidated financial statements of Sharps Compliance Corp. (the “Company”) as of June 30, 2013 and 2012, and for each of the three fiscal years in the period ended June 30, 2013, and to the effectiveness of the Company’s internal control over financial reporting as of June 30, 2013, which appear in this Annual Report on Form 10-K for the year ended June 30, 2013.

/s/ UHY LLP

Houston, Texas
August 29, 2013